SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 22, 2004

NORTHWEST BIOTHERAPEUTICS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-33393	94-3306718
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

22322 20th Avenue SE, Suite 150, Bothell, WA 98021
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (425) 608-3000

INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry Into a Material Definitive Agreement.

Northwest Biotherapeutics, Inc. (the “Company”) announced today that, on October 22, 2004, it received a $500,000 loan from Toucan Capital Fund II, L.P. (“Toucan”).  The loan accrues interest at 10% per year, matures on October 22, 2005, and the principal and interest is convertible into capital stock of the Company, generally at Toucan’s option, prior to repayment.  The principal and interest on the loan is currently convertible at $0.04 per share (subject to adjustment).  In connection with this new loan, the Company has issued a warrant to Toucan, which is exercisable for up to 5 million shares of the Company’s capital stock.  The exercise price of the warrant is the lesser of (i) $.10 per share (subject to certain adjustments); or (ii) a 35% discount to the average closing price of the Company’s common stock during the twenty trading days prior to the first closing of the sale of convertible preferred stock of the Company, but not less than $.04 per share.  The Company believes that the additional $500,000 received from Toucan on October 22, 2004 will be sufficient to satisfy its cash requirements until approximately November 5, 2004.

Toucan and the Company also agreed to the terms of an additional $500,000 loan that Toucan may make to the Company on or before November 5, 2004 to cover operating expenses and certain other expenses of the Company, subject to the satisfaction of certain closing conditions, including but not limited to the mutual agreement between the Company and Toucan on an acceptable budget for the Company for the period through December 7, 2004 and the Company’s providing Toucan with a report detailing its cash position, all expenditures, financial agreements, commitments and undertakings as of October 22, 2004. If this additional loan is made, it will be provided on terms substantially similar to the loan made on October 22, 2004 and will include a warrant to purchase up to 5,000,000 additional shares of capital stock of the Company that will have terms substantially similar to the warrant issued on October 22, 2004. The provision of this loan is generally within the discretion of Toucan and there can be no assurance that Toucan will make this loan or provide any additional funding to the Company on the terms described above or at all.

To date, the Company has issued six promissory notes to Toucan pursuant to which Toucan has loaned the Company an aggregate of $3.6 million.  In connection with the issuance of promissory notes to Toucan, the Company has issued and Toucan has received warrants that are currently exercisable for an aggregate of up to 91 million shares of the Company’s capital stock.

In connection with the recent loan from Toucan, the Company and Toucan agreed to amend the Amended and Restated Recapitalization Agreement, dated as of July 30, 2004 between the parties (the “Agreement”).  The Agreement, as amended, extends the bridge period which previously expired on October 26, 2004 through November 7, 2004 (which period would automatically be further extended through December 7, 2004 if Toucan provides the additional $500,000 loan to the Company by November 5, 2004). During the bridge period the Company generally is prohibited from entering into discussions with any third party regarding a sale of the Company, its asserts or the issuance of its securities.

The Agreement, as amended, contemplates a proposed equity financing that would provide for the potential issuance and sale of up to $40 million of convertible preferred stock (including any shares issuable upon conversion of bridge funding, but not including any shares issuable upon exercise of warrants, options, and similar instruments or obligations), in one or more closings over a period of 12 months from the first closing of the sale of convertible preferred stock.  If issued, the convertible preferred stock will be issued at a price per share equal to the lesser of $0.10 (as adjusted for stock splits, stock dividends and the like) or a 35% discount to the average closing price of the Company’s common stock during the twenty trading days prior to the first closing of the proposed equity financing, but not less than $0.04 per share.  The proposed equity financing is contingent upon the Company complying with covenants in the Agreement, as amended, and locating investors who are willing to invest in the Company on the terms proposed.

The foregoing description of the Agreement, the note and the warrant, all of which are filed as exhibits to the Form 8-K, are qualified in their entirety by reference to the full text of the agreements.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Amendment No. 1 to the Amended and Restated Recapitalization Agreement between Northwest Biotherapeutics, Inc. and Toucan Capital Fund II, L.P., dated October 22, 2004.+

10.2

Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Note in the principal amount of $500,000 between Northwest Biotherapeutics, Inc. and Toucan Capital Fund II, L.P. dated October 22, 2004.

10.3	Warrant to purchase securities of the Company dated October 22, 2004 issued to Toucan Capital Fund II, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

By /s/ Alton Boynton

Alton L. Boynton
President

Dated: October 28, 2004

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.